Exhibit 99.B(e)(2)

SCHEDULE I

To the Distribution agreement between

The Victory Institutional Funds and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio

Victory Institutional Diversified Stock Fund

As of December 2, 2015

THE VICTORY INSTITUTIONAL FUNDS

By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo II
	Name:	Michael Policarpo II
	Title:	President